EXHIBIT 99.1

IMMEDIATE RELEASE	NEWS
November 13, 2006	NASDAQ-EVOL

EVOLVING SYSTEMS REPORTS THIRD QUARTER RESULTS FOR 2006

Company Reports Second Consecutive Quarter of Revenue Increase
Operating Income of $678,000 Compared With Q2 Operating Loss of $17.1 Million
Net Income of $42,000 Compared With Q2 Net Loss of $16.2 Million

ENGLEWOOD, Colorado — Evolving Systems, Inc. (NASDAQ-EVOL), a leading provider of software solutions and services to the wireless, wireline and IP carrier market, today reported financial results for its third quarter and nine-month period ended September 30, 2006.

Third Quarter Results

Third quarter revenue was $8.7 million, up sequentially from $8.2 million and $8.1 million, respectively, in the second and first quarters of 2006 but down from $9.6 million in the same quarter last year.  The decline in year-over-year revenue primarily reflected lower license and services revenue from Numbering Solutions in the US market.  For the comparative third quarters, license fees and services revenue was $4.0 million versus $4.8 million while customer support revenue was flat at $4.7 million.  Revenue mix in the third quarter included $4.0 million in Service Activation, $2.9 million in Numbering Solutions and $1.8 million in Mediation.

Total costs of revenue and operating expenses decreased to $8.0 million from $9.9 million in the third quarter a year ago.  This decrease reflected declines in most expense categories resulting from completing the integration of the Company’s acquisition of Tertio Telecoms (Tertio) and from lower software development costs achieved through the Company’s India-based software development subsidiary.  In addition, intangible amortization decreased by $1.0 million in the third quarter as certain acquired assets became fully amortized, reflecting the impact of the impairment charge taken during the second quarter.  Product development was the only expense category to show an increase, growing 88% as the Company expanded investment in its Activation and Numbering Solutions product portfolios, including internationalization of its NumeriTrack® product.

Evolving Systems reported third quarter operating income of $678,000 compared with an operating loss of $338,000 in the same quarter a year ago, reflecting the Company’s overall improvement in its cost structure.  The $678,000 in operating income included $802,000 in non-cash charges, including $621,000 in depreciation and amortization expense and $181,000 in charges related to FAS 123R, share-based compensation expense.  The impact of the FAS 123R expense was allocated to costs of license fees and services ($13,000), costs of customer support ($2,000), product development ($12,000), sales and marketing ($39,000), and general and administrative ($115,000).  Net other expense in the third quarter — primarily interest expense — was nearly flat at $460,000.

Evolving Systems reported third quarter net income of $42,000, or less than one cent per basic and diluted share, versus a net loss of $926,000, or $0.05 per basic and diluted share, in the same quarter last year.

During the third quarter the Company booked $4.3 million in new license fees and services orders — the strongest quarter of 2006 in that category but down from $5.8 million in license fees and services bookings during the third quarter of 2005.   Customer support bookings totaled $1.5 million in the quarter.  Bookings by product mix included $3.2 million in Activation, $1.7 million in Numbering Solutions and $900,000 in Mediation.  Bookings are defined as new, non-cancelable orders expected to be recognized as revenue during the ensuing 12 months.  Backlog at September 30, 2006, was $12.0 million, including $4.1 million in license fees and services and $7.9 million in customer support as compared with backlog at September 30, 2005, of $13.8 million, including $4.6 million in license fees and services and $9.2 million in customer support.

Cash and cash equivalents at September 30, 2006, grew to $4.5 million from $3.9 million at year-end, down from $6.4 million in the second quarter.  The Company also has $2.3 million available on its revolving credit facility.  Evolving Systems generated $2.7 million in cash flows from operations during the first nine months versus $1.0 million over the same period a year ago.  The working capital deficit at September 30 was $597,000, a significant improvement over $1.2 million at June 30.  The working capital deficit includes $7.5 million in unearned revenue.  During the third quarter Evolving Systems paid down $1.25 million on its senior term loan, including $1.0 million resulting from the amendment of the Company’s senior debt at June 30, 2006.

“Entering the third quarter our goal was to achieve profitability on modest revenue growth, and we were successful in that effort,” said Stephen Gartside, president and CEO.  “In addition, we had our strongest license and services bookings quarter of the year and entered the fourth quarter with a solid backlog in that category.  We continue to expect revenue and earnings results to fluctuate due to the large size of our license and services contracts relative to our annual revenue run rate.  However, we believe we have the right combination of cost structure, product portfolio and marketing focus to continue posting similar results to those in the third quarter.  Our focus continues to be on new investments in global wireless service activation and number/asset management that will provide top line growth.

“During the third quarter we released our internationalized NumeriTrack® solution, bringing another strong product offering to bear on our efforts to open new global markets and further penetrate emerging wireless regions such as Central and Latin America, Asia, Eastern Europe and Africa,” Gartside added.  “The reception we are receiving from the international market shows great promise.  Also in the third quarter we gained a foothold in the growing Brazilian market with a new customer win for our Tertio™ service activation solution — our second significant customer win in Latin America in the past year.”

Nine Month Results

Revenue through nine months was $25.0 million versus $29.3 million in the same period a year ago.  License fees and services revenue was $11.8 million as compared with $14.6 million while customer support revenue was $13.2 million versus $14.7 million in the comparable period last year.  Revenue for the first nine months included $12.5 million from Service Activation, $8.2 million from Numbering Solutions and $4.3 million from Mediation.  The decline in overall revenue year over year was attributable to pricing pressures, longer customer purchasing cycles, and industry consolidation.

Total costs of revenue and operating expenses in the nine-month period included a non-cash impairment charge of $16.5 million, or $0.87 per share, taken in the second quarter.  This included charges of $5.6 million for impairment of intangible assets and $10.9 million for impairment of goodwill balances.  As a result of the impairment of intangible assets, future amortization expenses will be $5.6 million lower than originally expected.

Total costs of revenue and operating expenses was $42.7 million for the nine months ended September 30, 2006.  Excluding the impairment charge of $16.5 million, total costs of revenue and operating expenses was $26.2 million, an improvement of 18% from $31.9 million in the same period last year.  The Company achieved cost reductions in most expense categories as a result of completing the integration of the Company’s Tertio acquisition and savings from its India-based development subsidiary.  Intangible amortization through nine months decreased by $2.0 million over the same period in 2005 as certain intangible assets from three acquisitions became fully amortized or were written down as a result of the second quarter 2006 impairment.  Product development — the only expense category that increased in the first nine months of 2006 — grew by $1.3 million to $2.4 million, reflecting growing investments in the Company’s Activation and Numbering Solutions products, including the internationalization of NumeriTrack.

The operating loss through nine months was $17.7 million compared with an operating loss of $2.5 million in the same period last year.  In addition to the $16.5 million impairment charge, the operating loss included $3.6 million in non-cash charges, including $3.0 million in depreciation and amortization and $625,000 in charges related to FAS 123R, share-based compensation expense.  The FAS 123R expense was allocated to costs of license fees and services ($44,000), costs of customer support ($7,000), product development ($35,000), sales and marketing ($145,000), and general and administrative ($394,000).  The Company incurred $1.4 million in net other expense (primarily interest expense) in the nine month period as compared with $1.4 million in the same period last year.

Including the $16.5 million, non-cash impairment charge, net loss through the first nine months was $17.8 million, or $0.93 per basic and diluted share, versus a net loss of $3.8 million, or $0.20 per basic and diluted share, in the same period a year ago.  Excluding the $16.5 million non-cash impairment charge and the associated tax effects, net loss through the first nine months was $2.7 million, or $0.14 per basic and diluted share.  The Company generated $2.7 million in cash from operations in the first nine months of 2006 compared with $1.0 million in the same period a year ago.

Conference Call

The Company will conduct a conference call and web cast on November 13, 2006, at 2:15 p.m. Mountain Time.  The call-in numbers for the conference call are 1-800-299-9086 for domestic toll free and 617-786-2903 for international.  The passcode is 91391471.  A telephone replay will be available through November 27, 2006, and can be accessed by calling 1-888-286-8010 or 617-801-6888, passcode 89236586.  To access a live webcast of the call, please visit Evolving Systems’ web site at www.evolving.com.  A replay of the webcast will be accessible at that web site through December 13, 2006.

About Evolving Systems®

Evolving Systems, Inc. (NASDAQ-EVOL) is a provider of software and services to more than 50 network operators in over 40 countries worldwide.  Its portfolio includes market-leading products for Activation, Number Portability, Number Inventory and Mediation.  Founded in 1985, the Company has headquarters in Englewood, Colorado, with offices in the United States, United Kingdom, Germany, India and Malaysia. Further information is available on the web at www.evolving.com.

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk.  Specifically, statements about the impact of the Company’s growth and future profitability, cash and cash flow, future business, revenue and expense projections, the Company’s continued ability to post quarterly results that are similar to those described in this press release, future investment growth areas and in new products and the Company’s activities for internationalization of its products, are forward-looking statements.  These statements are based on our expectations and are naturally subject to uncertainty and changes in circumstances. Readers should not place undue reliance on these forward-looking statements, and the Company may not undertake to update these statements. Actual results could vary materially from these expectations.  For a more extensive discussion of Evolving Systems’ business, please refer to the Company’s Form 10-K filed with the SEC on March 24, 2006, as well as subsequently filed Forms 10-Q, 8-K and press releases.

Investor Relations	Press Relations

Jay Pfeiffer	Sarah Hurp
Pfeiffer High Investor Relations, Inc.	Senior Marketing Specialist
303.393.7044	Evolving Systems
jay@pfeifferhigh.com	+44 1225 478060
sarah.hurp@evolving.com

Consolidated Statements of Operations
(In thousands except per share data)
(Unaudited)

	Three months ended		Nine months ended
	September 30		September 30
	2006	2005	2006	2005
Revenue:
License fees and services	$3,990	$4,821	$11,855	$14,643
Customer support	4,677	4,749	13,180	14,691
Total revenue	8,667	9,570	25,035	29,334
Costs of revenue and operating expenses:
Costs of license fees and services, excluding depreciation and amortization	1,991	2,285	5,523	7,654
Costs of customer support, excluding depreciation and amortization	1,235	1,578	4,412	5,244
Sales and marketing	2,123	2,427	6,919	7,242
General and administrative	1,171	1,445	3,959	5,426
Product development	848	452	2,394	1,058
Depreciation	285	363	861	1,123
Amortization	336	1,354	2,126	4,170
Impairment of goodwill and intangible assets	—	—	16,516	—
Restructuring and other expense (recovery)	—	4	(23)	(59)
Total costs of revenue and operating expenses	7,989	9,908	42,687	31,858
Income (loss) from operations	678	(338)	(17,652)	(2,524)
Other expense, net	(460)	(471)	(1,421)	(1,415)
Income (loss) before income taxes	218	(809)	(19,073)	(3,939)
Income tax expense (benefit)	176	117	(1,278)	(177)
Net income (loss) available to common stockholders	$42	$(926)	$(17,795)	$(3,762)
Basic income (loss) per common share	$0.00	$(0.05)	$(0.93)	$(0.20)
Diluted income (loss) per common share	$0.00	$(0.05)	$(0.93)	$(0.20)
Weighted average basic shares outstanding	19,112	18,665	19,089	18,634
Weighted average diluted shares outstanding	19,310	18,665	19,089	18,634

Consolidated Balance Sheets
(In thousands)
(Unaudited)

	September 30	December 31
	2006	2005
ASSETS
Current Assets:
Cash and cash equivalents	$4,521	$3,883
Current portion of restricted cash	300	—
Contract receivables, net	5,936	10,766
Unbilled work-in-progress	1,325	1,147
Prepaid and other current assets	1,644	1,340
Total current assets	13,726	17,136
Property and equipment, net	1,395	1,775
Intangible assets, net	6,321	13,350
Goodwill	25,127	34,073
Long-term restricted cash	—	300
Other long-term assets	498	764
Total assets	$47,067	$67,398
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	1,786	1,034
Accounts payable and accrued liabilities	5,041	6,001
Unearned revenue	7,496	9,654
Total current liabilities	14,323	16,689
Long-term liabilities:
Long-term debt and other obligations	12,487	14,527
Deferred foreign income tax	1,163	2,777
Total liabilities	27,973	33,993
Preferred stock	11,281	11,281
Stockholders’ equity:
Common stock	16	16
Additional paid-in capital	68,624	67,891
Other comprehensive loss	334	(2,417)
Accumulated deficit	(61,161)	(43,366)
Total stockholders’ equity	7,813	22,124
Total liabilities and stockholders’ equity	$47,067	$67,398